ARTICLES SUPPLEMENTARY
                                      TO THE
                              ARTICLES OF INCORPORATION
                                        OF
                                    CRIIMI MAE INC.


          CRIIMI MAE INC., a Maryland corporation (the "Corporation"), by and through its undersigned Senior Vice President, does hereby certify that:

A. On July 18, 1998, the Board of Directors of the Corporation (the "Board of Directors"), pursuant to Section 2-105 of the Maryland General Corporation Law(the "GCL") and Article SIXTH of the Articles of Incorporation of the Corporation duly classified 300,000 unissued shares of the Corporation's preferred stock, $.01 par value per share ("Preferred Stock"), into a class of preferred stock designated "Series D Cumulative Convertible Preferred Stock" (the "Series D Preferred Stock") and established and fixed the preferences, conversion or other rights, voting powers, restrictions or terms or conditions of redemption of such shares of stock, and authorized the execution and delivery of these Articles Supplementary to the Maryland State Department of Assessments and Taxation for filing pursuant to Section 2-208 of the GCL.

          B. The terms of the Series D Preferred Stock, as set by the Board of Directors, are as follows:

          1. Definitions. For the purposes of these Articles Supplementary, the following terms shall have the meanings indicated:

          "Average Closing Trade Price" shall mean the quotient of (a) the sum of the Closing Trade Prices for all of the Valid Trading Days during the applicable Conversion Pricing Period divided by (b) the number of Valid Trading Days in such Conversion Pricing Period.

          "Applicable Rate" shall mean, for each Quarterly Dividend Period the sum of (a) 75 basis points plus (b) LIBOR as of the second LIBOR Market Day preceding the commencement of such Quarterly Dividend Period.

          "Business Day" shall mean any day other than a Saturday, Sunday or the Friday after Thanksgiving or a day on which banking institutions in the State of New York or Maryland are authorized or obligated by law or executive order to close.

          "Closing Trade Price" for a given Trading Day shall mean (a) the last traded price for the Common Stock or the Survivor Common Stock, as the case may be, for such Trading Day as reported by the New York Stock Exchange or the American Stock Exchange or any successor thereto or (b) the last reported bid quotation for the Common Stock or the Survivor Common Stock, as


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the case may be, for such Trading Day as quoted by the NASDAQ National Market
System or any successor thereto.

          "Common Stock" shall mean the common stock, par value $.01 per share, of the Corporation.

          "Conversion Pricing Period" shall mean a period of twenty-one (or such fewer number as shall be mutually agreed upon in writing by the Corporation and the holder of the Series D Preferred Stock being converted) consecutive Trading Days immediately preceding the date of delivery of a Holder Conversion Notice or the Mandatory Conversion Date, as the case may be.

          "Dividend Parity Stock" shall have the meaning ascribed thereto in
Section 3(b) hereof.

          "Event" shall have the meaning ascribed thereto in Section 4(b) hereof.

          "Holder Conversion Notice" shall have the meaning ascribed thereto in Section 9(d) hereof.

          "LIBOR" shall mean the arithmetic mean of the offered rates for 3 month deposits in United States dollars which appear on the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service for the purpose of displaying London interbank offered rates of major banks) (the "Telerate Screen Page 3750") as of 11:00 A.M., London time, on the specified LIBOR Market Day; provided, however, if at the specified time on the specified LIBOR Market Day fewer than two such offered rates so appear on the Telerate Screen Page 3750, LIBOR shall mean the arithmetic mean of three offered rates to prime banks for 3 month deposits in United States dollars by three major banks in the London interbank market, as selected by the Corporation, at approximately 11:00 A.M., London time, on the specified LIBOR Market Day; provided, further, if fewer than three major banks in the London interbank market are quoting rates to prime banks for 3 month deposits in United States dollars, LIBOR shall be the LIBOR in effect for the previous Quarterly Dividend Period.

          "LIBOR Market Day" shall mean any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

          "Liquidation Value" with respect to a share of Series D Preferred Stock shall mean $100.

          "Mandatory Conversion Date" shall mean the second yearly anniversary of the date of issuance of a given share of Series D Preferred Stock.

          "Minimum Daily Price" shall mean either (a) 75% of the Closing Trade Price for the Trading Day immediately preceding either the date of delivery of the Holder Conversion Notice to the Corporation or the Mandatory Conversion Date, as the case may be, or (b) such price as shall be mutually agreed in

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writing by the Corporation and the holder of the Series D Preferred Stock that has requested conversion thereof.

          "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Qualified Person" shall mean any Person that, immediately after giving effect to the applicable Transaction, (i) is a solvent corporation or other entity organized under the laws of any State of the United States of America having its common stock or, in the case of an entity other than a corporation, equivalent equity securities, listed on the New York Stock Exchange or the American Stock Exchange or quoted by the NASDAQ National Market System or any successor thereto, and such common stock or equivalent equity security continues to meet the requirements for such listing or quotation and (ii) is required to file, and in each of the three fiscal years immediately preceding the consummation of the applicable Transaction (or, if shorter, since its inception) has filed, reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the United States Securities Exchange Act of 1934, as amended.

          "Quarterly Dividend Payment Date"shall have the meaning ascribed thereto in Section 3(a) hereof.

          "Quarterly Dividend Period" shall mean, with respect to any Quarterly Dividend Payment Date, the period commencing on the day succeeding the prior Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date for a share of Series D Preferred Stock, the date of issuance of such share of Series D Preferred Stock) to and including such Quarterly Dividend Payment Date.

           "Redemption Price" shall have the meaning ascribed thereto in
Section 6(a) hereof.

           "Series A Preferred Stock" shall mean the Corporation's Series A Cumulative Convertible Preferred Stock, par value $.01 per share.

           "Series B Preferred Stock" shall mean the Corporation's Series B Cumulative Convertible Preferred Stock, par value $.01 per share.

           "Series C Preferred Stock" shall mean the Corporation's Series C Cumulative Convertible Preferred Stock, par value $.01 per share.

           "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

           "Surviving Person" shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or substantially all of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the
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Corporation is the continuing or surviving Person, but in connection with which the Series D Preferred Stock or Common Stock of the Corporation is exchanged, converted or reinstated into the securities of any other Person or cash or any other property; provided, however, if such Surviving Person is a direct or indirect Subsidiary of a Qualified Person, the parent entity that is a Qualified Person shall be the Surviving Person.

          "Survivor Common Stock" with respect to any Person shall mean any shares of such Person of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person and which is not subject to redemption by such Person; provided, however, that if at any time there shall be more than one such class or series, the shares of each such class and series issuable upon conversion of the Series D Preferred Stock then being converted shall be substantially in the proportion to the total number of shares of each such class and series.

          "Trading Day" shall mean any day on which the principal national securities exchange on which the Common Stock or Survivor Common Stock, as the case may be, is listed or admitted to trading is open for the transaction of business or, if the Common Stock or Survivor Common Stock, as the case may be, is not listed or admitted to trading on any national securities exchange, a Business Day.

          "Transaction" shall have the meaning ascribed thereto in Section 9(k) hereof.

          "Transfer Agent" shall have the meaning ascribed thereto in Section 9(d) hereof.

          "Valid Trading Day" shall mean any Trading Day during a Conversion Pricing Period in which either (a) the Closing Trade Price for such Trading Day exceeds the Minimum Daily Price or (b) the Closing Trade Price for such Trading Day does not exceed the Minimum Daily Price and the Corporation and the holder of the Series D Preferred Stock that has requested conversion thereof agree in writing to include such day as a Valid Trading Day in such Conversion Pricing Period.

          2. Designation and Number; Rank. (a) The shares of such series of preferred stock shall be designated as "Series D Cumulative Convertible Preferred Stock" (the "Series D Preferred Stock"). The number of shares initially constituting the Series D Preferred Stock shall be 300,000, which number may be decreased (but not increased) by the Board of Directors without a vote of the holders of Series D Preferred Stock; provided, however, that such number may not be decreased below the number of then outstanding shares of Series D Preferred Stock.

          (b) The Series D Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up, rank (i) senior to the common stock, par value $.01 per share of the Corporation (the "Common Stock") and to all other capital stock of the Corporation the terms of which specifically provide that such capital stock ranks junior to the Series D
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Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation, (ii) on a parity with all capital stock of the Corporation the terms of which specifically provide that such capital stock ranks on a parity with the Series D Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation and (iii) junior to (w) the Corporation's Series A Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series
A Preferred Stock"), (x) the Corporation's Series B Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"),
(y) the Corporation's Series C Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock") and (z) all other capital stock of the Corporation the terms of which specifically provide that such capital stock ranks senior to the Series D Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

          3. Dividends and Distributions. (a) The holders of shares of Series D Preferred Stock, in preference to the holders of shares of Common Stock and of any other shares of capital stock of the Corporation ranking junior to the Series D Preferred Stock as to payment of dividends, shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cumulative cash dividends at the Applicable Rate, payable in quarterly installments on the last Business Day of each calendar quarter in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"). Each such quarterly dividend shall be fully cumulative, to the extent not paid, and, with respect to each share of Series D Preferred Stock, shall accrue (whether or not earned or declared) on a daily basis with additional cumulative dividends on any accrued but unpaid dividends accruing daily (whether or not earned or declared) and compounding quarterly at the Applicable Rate, from the date of issuance of such share of Series D Preferred Stock, and thereafter from the first day of the quarterly period in which such dividend may be payable as herein provided.

          (b) Dividends paid on the shares of the Series D Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated among all such shares of Series D Preferred Stock and all other shares of capital stock of the Corporation ranking on a parity as to dividends with the Series D Preferred Stock ("Dividend Parity Stock") at the time outstanding pro rata so that the amount of dividends declared per share of Series D Preferred Stock and the Dividend Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock and the Dividend Parity Stock bear to each other. The Board of Directors may fix a record date for the determination of holders of shares of the Series D Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty days nor less than ten days prior to the date fixed for the payment thereof.

          (c) Any dividend payment made on shares of the Series D Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of the Series D Preferred Stock which remains
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payable.

          (d) The holders of shares of the Series D Preferred Stock shall not be entitled to receive any dividends or other distributions except as expressly provided herein.

          4. Voting Rights. So long as the Series D Preferred Stock remains outstanding, the holders of shares of the Series D Preferred Stock shall have the following voting rights:

          (a) The holders of shares of Series D Preferred Stock shall have no voting rights except as set forth below or as otherwise from time to time required by law.

          (b) The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock, voting separately as a class, in person or by proxy, in writing or at a special or annual meeting of stockholders called for the purpose, shall be necessary to,
(i) authorize, create or increase the authorized or issued amount of, any class or series of the Corporation's capital stock ranking prior to the Series D Preferred Stock with respect to payment of dividends or distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Corporation into any such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock or (ii) amend, alter or repeal any of the provisions of the Articles of Incorporation or the Articles Supplementary to the Articles of Incorporation for the Series D Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series D Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series D Preferred Stock; and provided, further, that (x) any increase in the amount of authorized Common Stock or Series D Preferred Stock or the authorization, creation or issuance of any other class or series of capital stock or (y) any increase in the amount of authorized shares of any other class or series of capital stock, in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

          (c) During any period in which dividends on the Series D Preferred Stock are cumulatively in arrears for six or more quarterly dividend payments (whether or not consecutive), then the number of directors constituting the Board of Directors shall, without further action, be increased by two and the holders of shares of the Series D Preferred Stock, voting separately as a single class (together with any other series of Preferred Stock as provided in

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Section 4(d)(iii)), shall have, in addition to the other voting rights expressly set forth herein, the right to elect the directors of the Corporation to fill such newly created directorships, the remaining directors to be elected by the other classes of stock entitled to vote therefor at each meeting of stockholders held for the purpose of electing such remaining directors. Such additional voting rights shall continue until such time as all dividends accumulated on the Series D Preferred Stock shall have been paid in full, at which time such additional directors shall cease to be directors, subject to the rights of any other series of Preferred Stock to vote for the election of such additional directors (as described in Section 4(d)(iii)), and such additional voting right of the holders of Series D Preferred Stock shall terminate, subject to revesting in the event of each and every subsequent event of the character indicated above. In no event shall the holders of Series D Preferred Stock voting separately as a class be entitled to elect a total of more than two directors to the Board of Directors pursuant to this
Section 4.

          (d)(i) The foregoing rights of holders of shares of Series D Preferred Stock to take any actions as provided in this Section 4 may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action. So long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the Chairman of the Board of Directors may call, and upon the written request of holders of record of 20% of the outstanding shares of Series D Preferred Stock addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. Such meeting shall be held within 60 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the by-laws of the Corporation for the holding of meetings of stockholders.

          (ii) Except as provided in paragraph (d)(iii) of this Section 4, at each meeting of stockholders at which the holders of shares of Series D Preferred Stock shall have the right, voting separately as a single class, to elect directors of the Corporation as provided in this Section 4 or to take any action, the presence in person or by proxy of the holders of record of a majority of the total number of shares of Series D Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

               (A) the absence of a quorum of the holders of shares of Series D Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of shares of Series D Preferred Stock and the absence of a quorum of the holders of shares of any other class or series of capital stock shall not prevent the election of directors to be elected by the holders of shares of Series D Preferred Stock or the taking of any action as provided in this Section 4; and


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               (B) in the absence of a quorum of the holders of shares of
Series D Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series D Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

          (iii) If, at any time when the holders of Series D Preferred Stock are entitled to elect directors pursuant to the provisions of Section 4(c), the holders of any one or more other series of Preferred Stock are entitled to elect directors by reason of any default or event specified in the Corporation's Articles of Incorporation (or any articles supplementary thereto), as in effect at the time, or the articles supplementary for such series, and if the terms for such other additional series so permit, then the voting rights of the two or more series then entitled to vote shall be combined (with each series having a number of votes proportional to the aggregate liquidation preference of its outstanding shares). In such case, the holders of Series D Preferred Stock and of all such other series then entitled so to vote, voting together as one class, shall elect such directors. At each meeting of stockholders at which the holders of shares of Series D Preferred Stock shall have the right, voting together with such other series as a single class, to elect directors of the Corporation as provided in this
Section 4 or to take any action, the presence in person or by proxy of the holders of record of a majority of the total number of shares of such two or more series then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

               (A) the absence of a quorum of the holders of shares of such two or more series shall not prevent the election of directors other than those to be elected by the holders of shares of such two or more series and the absence of a quorum of the holders of shares of any other class or series of capital stock shall not prevent the election of directors to be elected by the holders of shares of such two or more series or the taking of any action as provided in this Section 4; and

                (B) in the absence of a quorum of the holders of shares of such two or more series, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of such two or more series from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

          If the holders of any such other series have elected such directors prior to the happening of the default or event permitting the holders of Series D Preferred Stock to elect directors, or prior to a written request for the holding of a special meeting being received by the Secretary of the Corporation as elsewhere required in Section 4(d) above, then a new election shall be held with all such other series of Preferred Stock and the Series D Preferred Stock voting together as a single class for such directors, resulting in the election of such new directors. If the holders of any such other series are entitled to elect in excess of two directors, the Series D

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Preferred Stock shall not participate in the election of more than two such directors, and those directors whose terms first expire shall be deemed to be the directors elected by the holders of Series D Preferred Stock; provided that, if at the expiration of such terms, the holders of Series D Preferred Stock are entitled to vote in the election of directors pursuant to the provisions of this Section 4, then the Secretary of the Corporation shall call a meeting (which meeting may be the annual meeting or special meeting of stockholders) of holders of Series D Preferred Stock for the purpose of electing replacement directors (in accordance with the provisions of this Section 4) to be held at or prior to the time of expiration of the expiring terms referred to above.

          (iv)  Except as otherwise specifically provided in paragraph
(d)(iii) of this Section 4:

                (A)  for the taking of any action as provided in paragraphs
(b) and (c) of this Section 4 by the holders of Series D Preferred Stock, each such holder shall have one vote for each share of such stock standing in such holder's name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held; and

                (B) each director elected by the holders of shares of Series D Preferred Stock as provided in this Section 4 shall, unless his or her term shall expire earlier upon payment in full by the Corporation of all accumulated dividends on the Series D Preferred Stock, hold office until the annual meeting of stockholders next succeeding his election or until his successor, if any, is elected and qualified;

          (v) In case any vacancy shall occur among the directors elected by the holders of shares of Series D Preferred Stock (and any other series of Preferred Stock, if any) as provided in this Section 4, such vacancy may be filled for the unexpired portion of the term by vote of the remaining director theretofore elected by such holders (if there is a remaining director), or such director's successor in office. If any such vacancy is not so filled within 20 days after the creation thereof or if both directors so elected by the holders of Series D Preferred Stock (and any other series of Preferred Stock, if any, as provided in Section 4(d)(iii)) shall cease to serve as directors before their terms shall expire, the holders of the Series D Preferred Stock (and any other series of Preferred Stock, if any, as provided in Section 4(d)(iii)) then outstanding and entitled to vote for such directors may, by written consent as herein provided, or at a special meeting of such holders called as provided herein, elect successors to hold office for the unexpired terms of such directors whose places shall be vacant.

          (vi) Any director elected by the holders of shares of Series D Preferred Stock voting separately as a single class (together with any other series of Preferred Stock, if any, as provided in Section 4(d)(iii)) may be removed from office with or without cause by the vote or written consent of the holders of at least a majority of the outstanding shares of Series D
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Preferred Stock (together with any other series of Preferred Stock, if any, as provided in Section 4(d)(iii)). A special meeting of the holders of shares of Series D Preferred Stock (together with holders of any other series of Preferred Stock, if any, as provided in Section 4(d)(iii)) may be called in accordance with the procedures set forth in subparagraph (d)(i) of this
Section 4.

          5. Certain Restrictions. (a) If shares of Series D Preferred Stock are outstanding, unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series D Preferred Stock for all past dividend periods and the then current dividend period, other than pursuant to Section 3(b), the Corporation will not declare, make, pay or set apart for payment or distribution any dividends or other distributions (other than in Common Stock or other capital shares ranking junior to the Series D Preferred Stock as to dividends and upon liquidation, dissolution or winding
up) on the Common Stock or any other series or class of capital stock ranking, as to dividends, on a parity with or junior to the Series D Preferred Stock for any period.

          (b) If shares of Series D Preferred Stock are outstanding, unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series D Preferred Stock for all past dividend periods and the then current dividend period, the Corporation shall not redeem, purchase or otherwise acquire for any consideration (or pay or make available money for a sinking fund for the redemption of) any Common Stock or any other series or class of capital stock ranking, as to dividends or upon liquidation, dissolution or winding up, on a parity with or junior to the Series D Preferred Stock (except by conversion into or exchange for Common Stock or other capital stock of the Corporation ranking junior to the Series D Preferred Stock as to dividends and upon liquidation, dissolution or winding
up); provided, however, the foregoing shall not prevent the purchase or acquisition of any shares of capital stock of the Corporation by the Corporation (i) in order to preserve the status of the Corporation as a real estate investment trust ("REIT") or (ii) pursuant to a purchase or exchange offer made on comparable terms to all holders of outstanding shares of capital stock of the Corporation.

          (c) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to paragraph (b) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

          6. Redemption. (a) The Series D Preferred Stock shall not be redeemable in whole or in part prior to the first yearly anniversary of the date of issuance of the Series D Preferred Stock. On or after the first yearly anniversary of the date of issuance of the Series D Preferred Stock, to the extent the Corporation shall have funds legally available therefor, the Series D Preferred Stock shall be subject to redemption in whole or in part, in cash, at the option of the Corporation at any time or from time to time, at

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$106 per share (the "Redemption Price"), together in each case with an amount equal to accrued and unpaid dividends to (and including) the date fixed for redemption. On and after the date fixed for redemption, provided that the Redemption Price (including any accrued and unpaid dividends to (and including) the date fixed for redemption) has been duly paid or deposited in trust for the benefit of the holders of the Series D Preferred Stock, dividends shall cease to accrue on the Series D Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as stockholders of the Corporation shall cease, except the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender of the certificates evidencing such shares. Any moneys deposited in trust by the Corporation which shall not be required for redemption because of the exercise of any right of conversion by the holders of the Series D Preferred Stock, shall be repaid to the Corporation forthwith. Any moneys deposited in trust by the Corporation and unclaimed at the end of two years from the date fixed for such redemption shall be repaid to the Corporation upon its written request, after which repayment the holders of the shares of Series D Preferred Stock so called for redemption shall look only to the Corporation for the payment thereof.

          (b) Notice of any redemption pursuant to Section 6(a) shall be given to the holders of shares of Series D Preferred Stock once not less than 45 or more than 60 days prior to the date fixed for redemption. Notice of redemption shall be given by first class mail to each such holder's address as shown on the stock books of the Corporation and will specify (i) the date fixed for redemption, (ii) the number of shares of Series D Preferred Stock to be redeemed, (iii) the Redemption Price, (iv) the place or places where certificates for shares of Series D Preferred Stock are to be surrendered for payment of the Redemption Price, (v) that dividends on the shares of Series D Preferred Stock to be redeemed will cease to accrue on the date fixed for redemption, (vi) the date upon which the holders' conversion rights will terminate (which date shall be determined in accordance with Section 9(g)).
If less than all shares of Series D Preferred Stock then outstanding are to be redeemed, the shares of Series D Preferred Stock will be redeemed pro rata from among the holders of shares of Series D Preferred Stock then outstanding.

          7. Reacquired Shares. Any shares of Series D Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Series D Preferred Stock shall upon their cancellation, and upon the filing of an appropriate certificate with the Maryland State Department of Assessments and Taxation, become authorized but unissued shares of Preferred Stock and may be reissued as part of another series of Preferred Stock subject to the conditions or restrictions on issuance set forth herein, to the extent any Series D Preferred Stock remains outstanding.

          8. Liquidation, Dissolution or Winding Up. (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation then, before any distribution or payment shall be made to the holders of any shares of Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series D Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, the holders of Series D Preferred Stock shall be entitled to receive out of assets of the Corporation legally available for distribution to stockholders, liquidating distributions in the amount of the Liquidation Value per share, plus an amount equal to all dividends accrued and unpaid thereon as of the date of liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking on a parity with the Series D Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series D Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          (b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person, nor the sale, lease or conveyance of all or substantially all of the property or business of the Corporation shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation for purposes of this Section 8.

          9. Conversion. (a) Prior to the Mandatory Conversion Date for each share of Series D Preferred Stock, such share of Series D Preferred Stock shall be convertible at the option of the holder thereof into fully paid and nonassessable shares of Common Stock, subject to the restrictions in this
Section 9(a), or unless such restrictions are modified by written agreement between the Corporation and the holder of Series D Preferred Shares. In connection with the first issuance of up to 100,000 shares of Series D Preferred Stock by the Corporation to any Person, (i) no share of Series D Preferred Stock may be converted during the first twenty-nine calendar days after the issuance of such share, (ii) up to 50,000 shares of Series D Preferred Stock may be converted on any Business Day that is 30 or more calendar days after the issuance thereof but less than 60 calendar days after the issuance thereof, and (iii) up to 100,000 shares of Series D Preferred Stock may be converted on any Business Day that is 60 or more calendar days after the issuance thereof. In connection with the issuance to any Person of shares of Series D Preferred Stock following the first issuance of 100,000 shares to such Person of Series D Preferred Stock, (i) no share of Series D Preferred Stock may be converted during the first twenty-nine calendar days after the issuance of such share, and (ii) any share of Series D Preferred Stock may be converted on any Business Day that is 30 or more days after the issuance thereof. A holder of shares of Series D Preferred Stock may not convert less than 10,000 shares of Series D Preferred Stock at any one time. Determination of which holders shall be entitled to convert during any 30 consecutive calendar day period shall be based upon the holders which first deliver to the Corporation the conversion notice and certificates of Series D Preferred Stock specified in paragraph (d) below, with any allocation between holders delivering the required conversion notice and certificates of Series D Preferred Stock on the same day to be made pro rata based upon the number of shares of Series D Preferred Stock submitted for conversion. In the event a holder of Series D Preferred Stock cannot effect a requested conversion of such holder's Series D Preferred Stock at the time requested, the Corporation shall, without further action on the part of such holder, convert such shares of Series D Preferred Stock into Common Stock on the earliest date that such conversion is possible under the terms of these Articles Supplementary. In no event may the holder of Series D Preferred Stock convert a share of Series D Preferred Stock into shares of Common Stock if such conversion would result in the holder of Series D Preferred Stock requesting the conversion thereof having beneficial ownership of 5% or more of the Corporation's then outstanding Common Stock. For purpose of these Articles Supplementary, "beneficial ownership" shall be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.

          (b) On the Mandatory Conversion Date for each share of Series D Preferred Stock, such share of Series D Preferred Stock shall be automatically converted into fully paid and nonassessable shares of Common Stock.

          (c) The number of shares of Common Stock deliverable upon conversion of a share of Series D Preferred Stock shall be equal to a fraction
(i) the numerator of which is the Liquidation Value of the Series D Preferred Stock and (ii) the denominator of which is a Closing Trade Price for a Trading Day occurring within the Conversion Pricing Period mutually acceptable to the Corporation and the holder; provided, however, that if no Closing Trade Price is mutually acceptable to the Corporation and the holder, then the denominator shall be the Average Closing Trade Price for the applicable Conversion Pricing Period.

          (d) Prior to the Mandatory Conversion Date, the holders of Series D Preferred Stock may convert such Series D Preferred Stock into Common Stock by surrendering to the Corporation at the principal office of the Corporation in the State of Maryland (the "Transfer Agent") or at the office of any agent or agents of the Corporation, as may be designated by the Board of Directors, the certificate of such Series D Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 9 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued (a "Holder Conversion Notice"). In case a Holder Conversion Notice shall specify a name or names other than that of such holder, such Holder Conversion Notice shall be accompanied by payment of all transfer taxes, if any, payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series D Preferred Stock pursuant hereto.

          (e) After the Mandatory Conversion Date, the holders of Series D Preferred Stock may exchange certificates representing Series D Preferred Stock for certificates representing Common Stock by surrendering to the

Transfer Agent such certificates representing Series D Preferred Stock. In case the holder of Series D Preferred Stock requests the Common Stock to be registered in a name or names other than that of such holder, the Series D Preferred Stock submitted for conversion shall be accompanied by payment of all transfer taxes, if any, payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series D Preferred Stock pursuant hereto.
          (f) As promptly as practicable, and in any event within five Business Days after the date of delivery of the shares of Series D Preferred Stock to be converted (and, if prior to the Mandatory Conversion Date, the Holder Conversion Notice), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series D Preferred Stock being converted shall be entitled and (ii) if less than the full number of shares of Series D Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series D Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares being converted. All conversions shall be deemed to have been made at the close of business on the date of delivery of the Holder Conversion Notice or the Mandatory Conversion Date, as the case may be, so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The Corporation shall not be required to convert, and no surrender of shares of Series D Preferred Stock shall be effective for that purpose, while the transfer books of the Corporation for the Common Stock are closed for any purpose (but not for any period in excess of 10 calendar days); but the surrender of shares of Series D Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series D Preferred Stock were surrendered, and at a rate of conversion which assumes the Conversion Pricing Period took place during the period immediately prior to the closing of such books.

          (g) In case any shares of Series D Preferred Stock are to be redeemed pursuant to Section 6, the right of conversion set forth in this
Section 9 shall cease and terminate as to the shares of Series D Preferred Stock to be redeemed at the close of business, Washington, D.C. time, on the date of delivery to the holders of Series D Preferred Stock of notice of redemption in accordance with Section 6(b), unless (i) the Corporation shall have received a Holder Conversion Notice in respect of such shares of Series D Preferred Stock prior to such time or (ii) the Corporation shall default in the payment of the amount payable upon such redemption.

          (h) Upon conversion of any shares of the Series D Preferred Stock, all accrued and unpaid dividends up to (and including) the date of receipt by the Corporation of the Holder Conversion Notice or the Mandatory Conversion

Date, as the case may be, whether or not declared, on each share of Series D Preferred Stock being converted shall become immediately due and payable in cash on the date of the issuance and delivery by the Corporation of the certificate representing the shares of Common Stock to which such holder of shares of the Series D Preferred Stock being converted is entitled. In the event that the Corporation is legally prohibited from paying such dividends on such date, the Corporation shall pay such unpaid dividends to the holder of such shares as soon thereafter as it is legally able to do so.

          (i) In connection with the conversion of any shares of Series D Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Average Closing Trade Price for the applicable Conversion Pricing Period. If more than one share of Series D Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series D Preferred Stock so surrendered.

          (j) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series D Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series D Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series D Preferred Stock.

          (k) In case of any capital reorganization or reclassification of outstanding shares of Common Stock, or in the case of any consolidation or merger of the Corporation with or into another Person or in the case of any sale or conveyance to another Person of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a "Transaction"), at the option of the holder of any shares of Series D Preferred Stock, (i) each share of Series D Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series D Preferred Stock was convertible, assuming that the Conversion Pricing Period related thereto ended on the day immediately preceding the consummation of such Transaction (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Transaction, insofar as receipt of such cash, securities or property in connection with any step in such Transaction does not result in the holders of Series D Preferred Stock receiving the aggregate more than such holders would otherwise be entitled to receive pursuant to this clause (i)) or
(ii) each share of Series D Preferred Stock shall entitle the holder thereof to receive, upon presentation of the certificate therefor to the Surviving Person subsequent to the consummation of such Transaction (A) if the Surviving Person is a Qualified Person, that number of shares of Survivor Common Stock of the Surviving Person determined by multiplying the number of shares of Common Stock into which such share of Series D Preferred Stock was convertible, assuming that the Conversion Pricing Period related thereto ended on the day immediately preceding the consummation of such Transaction by a fraction, the numerator of which is the average Closing Trade Price for the Common Stock for twenty-one Trading Days preceding the date of consummation of such Transaction and the denominator of which is the average Closing Trade Price for the Survivor Common Stock for the twenty-one Trading Days preceding the consummation of the Transaction giving rise to the adjustment in this paragraph (k) or (B) if the Surviving Person is not a Qualified Person, $106 in cash per share of Series D Preferred Stock, payable in immediately available funds. In any such case, if necessary, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions set forth in this Section 9 with respect to the rights and interests thereafter of the holders of shares of Series D Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of the Series D Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the shares of Series D Preferred Stock remaining outstanding (with such adjustments in the conversion price and number of shares issuable upon conversion and such other adjustments in the provisions hereof as the Board of Directors shall determine to be appropriate). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references to this Section 9 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

          10. REIT Status. Nothing contained in these Articles Supplementary or the Articles of Incorporation shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the stockholders by preservation of the Corporation's qualification as a REIT under the REIT Provisions (as defined in the Articles of Incorporation), including, without limitation, the enforcement of the provisions of Article EIGHTEENTH of the Articles of Incorporation.

          IN WITNESS WHEREOF, this instrument has been executed for and on behalf and in the name of the Corporation by its officers thereunto duly authorized on July 28, 1998.

                              CRIIMI MAE INC.


                              By: /S/ Cynthia O. Azzara
                                  ---------------------
                                    Cynthia O. Azzara
                                     Senior Vice President/Chief Financial
                                 Officer/Treasurer
                                     [Seal]

Attest:



/S/ Sharilyn M. Green
---------------------
Sharilyn M. Green
Assistant Vice President/Senior Counsel

          THE UNDERSIGNED,  Senior Vice President of the Corporation, who

executed on behalf of the Corporation Articles Supplementary of which this

Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                              By: /S/ Cynthia O. Azzara
                                  ---------------------
                                    Cynthia O. Azzara
                                    Senior Vice President/Chief Financial
                                    Officer/Treasurer